EXHIBIT 99.21

SCHEDULE 13D

Introduction

The reporting persons named in Item 2 below are hereby jointly filing this statement on Schedule 13D because they may be deemed a “group” within the meaning of Rule 13d-5(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by virtue of their affiliated status and/or action in concert with respect to the acquisition of shares of Common Stock (as hereinafter defined in Item 2 below).

In accordance with Rule l3d-1(f) promulgated pursuant to the Exchange Act, the reporting persons named in Item 2 below have executed a written agreement relating to the joint filing of this statement on Schedule 13D (the “Group Agreement”), a true copy of which is attached hereto as Exhibit 1 and incorporated herein by reference.

Item 1.                                     Security and Issuer.

This statement on Schedule 13D relates to the Common Stock, par value $.005 per share (“Common Stock”), issued by Unipac corporation, a corporation organized under the laws of the State of Delaware (the “Company”), whose principal executive

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offices are located at 2222 Martin, Suite 260, Irvine, California  92715.

Item 2.                                     Identity and Background.

(a)                                  The reporting persons are Channel Limited Partnership, a limited partnership organized under the laws of the Cayman Islands (“Channel”), Brandon Limited Partnership No. 1, a limited partnership organized under the laws of the Cayman Islands (“Brandon No. 1”), Brandon Limited Partnership No. 2, a limited partnership organized under the laws of the Cayman Islands (“Brandon No. 2”), Rodney Cyril Sacks, a natural person in his individual capacity (“Sacks”), Hilton Hiller Schlosberg, a natural person in his individual capacity (“Schlosberg”), and Brandon Securities Limited, a corporation organized under the laws of the British Virgin Islands (“Brandon Securities”).  Channel, Brandon No. 1, Brandon No. 2, Sacks, Schlosberg and Brandon Securities are sometimes hereinafter collectively referred to as the “Group”.  The sole general partner of Channel is Schlosberg.  The general partners of each of Brandon No. 1 and Brandon No. 2 are Sacks, Schlosberg and Brandon Securities.  Schlosberg is the beneficial shareholder of Brandon Securities, whose directors are Sacks, Schlosberg and Channel Management Limited, a corporation organized under the laws of the British Virgin Islands (“Channel Management”).  The controlling persons, executive officers and directors of Channel Management are as set forth on Schedule A attached hereto.

(b)                                 The principal business address of each of Channel,

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Brandon No. 1 and Brandon No. 2 is c/o Riverbank Limited, P.O. Box 124, Le Marchant House, Le Marchant Street, St. Peter Port, Guernsey, Channel Islands.

The principal business address of Sacks is c/o Unipac Corporation, 2222 Martin, Suite 260, Irvine, California  92715 and of Schlosberg is c/o AAF Investments Corporation plc, 7 Queen Street, London W1X 9PH, England.  The principal business address of Brandon Securities is P.O. Box 124, Le Marchant House, Le Marchant Street, St. Peter Port, Guernsey, Channel Islands.  The principal business address of Channel Management is P.O. Box 124, Le Marchant House, Le Marchant Street, St. Peter Port, Guernsey, Channel Islands.  The principal business address of each of the controlling persons, executive officers and directors of Channel Management is as set forth on Schedule A attached hereto.

(c)                                  The principal business of each of Channel, Brandon No.1 and Brandon No. 2 is to invest in, acquire, hold, sell, dispose of and otherwise deal with shares of the Common Stock and other securities of the Company.  Sacks is presently principally employed to render managerial services to the Company in his capacities as Chairman and Chief Executive Officer of the Company and Schlosberg is presently principally employed as Vice Chairman of AAF Investment Corporation plc (“AAF”), whose principal business address is 7 Queen Street, London W1X 9PH, England.  The principal business of AAF is that it is a holding company, which owns subsidiaries in the building and engineering industries.  Schlosberg also devotes a portion of

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his time to serving in his capacities as President and Chief Operating Officer of the Company.  The Company’s principal business address is as set forth in Item 1 above.  The principal business of the Company is to locate a suitable acquisition candidate(s) for the Company and the Company does not presently have any significant business operations other than the assessment and location of acquisition candidates (See Item 4(f) below for a more complete description of the Company’s business and business plans).  Schlosberg is directly employed by the Company, while Sacks is employed to render services to the Company by Confidential Assignments, Inc., a corporation organized under the laws of the State of California having a principal business address at 2222 Martin, Suite 260, Irvine, California 92715, whose principal business is the placement of financial, accounting and other professional personnel in temporary and permanent positions.  The principal business of Brandon Securities is investment and of Channel Management is to provide administrative services.  The principal occupation of each of the controlling persons, executive officers and directors of Channel Management, including the principal business and address of any corporation or other organization in which such employment in conducted, is, to the best knowledge of the reporting persons, as set forth on Schedule A attached hereto.

(d)                                 During the last five years, none of Channel, Brandon No. 1, Brandon No. 2, Sacks, Schlosberg, Brandon

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Securities or Channel Management, nor, to the best of their knowledge, any controlling person, executive officer or director of Brandon Securities or Channel Management, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)                                  During the last five years, none of Channel, Brandon No. 1, Brandon No. 2, Sacks, Schlosberg, Brandon Securities or Channel Management, nor, to the best of their knowledge, any controlling person, executive officer or director of Brandon Securities or Channel Management, has been a party to a civil proceeding of a judicial  or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

(f)                                    Each of Channel, Brandon No. 1 and Brandon No. 2 is a Cayman Islands limited partnership.  Sacks is a citizen of the Republic of South Africa and resides in the United States.  Schlosberg is a citizen of the Republic of South Africa and resides in England.  Each of Brandon Securities and Channel Management is a British Virgin Islands corporation.  The citizenship of each of the controlling persons, executive officers and directors of Channel Management is as set forth on Schedule A attached hereto.

Item 3.                                     Source and Amount of Funds.

This statement on Schedule l3D relates to a total of

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5,994,845 shares of Common Stock, and a total of 599,485 Callable Common Stock Purchase Warrant, Class B (each a “Class B Warrant”) which have been purchased by the Group, for an aggregate consideration of $5,815,000 or a per share price of approximately $.97, subject to adjustment, as more specifically described below.  In addition, a total of 773,196 shares of Common Stock and 77,319 Class B Warrants have been delivered into escrow for the benefit of Channel and Brandon No. 1 against receipt of up to an additional $750,000 by November 30, 1990 (as extended from November 14, 1990, the “Release Date”).  To the extent payment is received therefor by the Release Date, shares of Common Stock and Class B Warrants will be delivered to Brandon No. 1 and Channel in accordance with their respective interests.  As a result of the acquisition of the foregoing securities, and assuming that all shares of Common Stock and Class B Warrants held in escrow are purchased, the Group has collective beneficial ownership of a total 7,819,845 shares of Common Stock.  (This total does not include a total 250,000 shares of Common Stock purchased by certain designees (the “Designees”) of Channel, Brandon No. 1 and Brandon No. 2.)

Channel, Brandon No. 1, Brandon No. 2, the Company, CVI Ventures, Inc., a corporation organized under the laws of the State of Delaware and a wholly-owned subsidiary of the Company (“CVI”) , and Continental Ventures, Inc., a corporation formerly

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organized(1), under the laws of the State of Delaware (“Continental”), entered into a Stock and Warrant Purchase Agreement, dated as of May 25, 1990 (the “Purchase Agreement”), as amended by an agreement dated as of July 24, 1990 and as further amended by an agreement dated as of September 12, 1990, as so amended the “Purchase Agreement”).

A true copy of the Purchase Agreement, together with all Exhibits and Schedules thereto, has been filed as Exhibit 2(a) to registration statement (No. 33-35796) on Form S-4 and is referenced as Exhibit 2, and is incorporated herein by reference.  Any description set forth in this statement on Schedule 13D of the terms and conditions of the Purchase Agreement is qualified in its entirety by such reference.

Under the Purchase Agreement, Channel, Brandon No. 1 and Brandon No. 2 (hereinafter sometimes collectively referred to as the “Partnerships”), agreed to purchase, or cause the Designees to purchase, between $5 million and $10 million worth of shares of Common Stock at a per share purchase price to be determined by application of a formula based on, among other things, the net tangible asset value of Continental on the date of the consummation of the Merger (the “NTAV”), subject to certain post-closing adjustments (See Item 4(a) below for a

(1)                                  On November 8, 1990, Continental was merged (the “Merger”) with and into CVI, which continues its existence as the surviving company and a wholly-owned subsidiary of the Company.  CVI was recently formed for the purpose of effectuating the Merger.

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description of the calculation of the NTAV and the post-closing adjustments to be made thereto; see also Section 3 of the Purchase Agreement).  In addition, the Company was required to issue to the Partnerships at no additional cost one Class B Warrant for every ten shares of Common Stock purchased pursuant to the Purchase Agreement, up to a maximum of 750,000 Class B Warrants.  Each Class B Warrant entitles the holder thereof to purchase until November 8, 1992 one share of Common Stock at a price of $2.50 per share and may be called for redemption at a price of $.01 per Class B Warrant by the Company upon twenty days prior notice beginning eighteen months after the effective date of the Merger.

On November 8, 1990, a closing (the “Closing”) was held pursuant to the Purchase Agreement and the following purchases of shares of the Common Stock and Class B Warrants were consummated by the Partnerships: (i) Channel purchased 1,166,667 shares of Common Stock and received 116,667 Class B Warrants for an aggregate purchase price of $1,l31,667, (ii) Brandon No. 1 purchased 910,652 shares of Common Stock and received 91,065 Class B Warrants for an aggregate purchase price of $883,333, and (iii) Brandon No. 2 purchased 3,917,526 shares of Common Stock and received 391,753 Class B Warrants for an aggregate purchase price of $3,800,000.  In addition to the shares of Common Stock purchased by members of the Group, the Designees purchased a total of 250,000 shares of

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Common Stock for an aggregate purchase price of $250,000, subject to adjustments to the purchase price therefor based upon the final NTAV (determined as described below).

Assuming that all shares of Common Stock and Class B Warrants are fully paid and released from escrow, (x) Channel will acquire an additional 257,732 shares of Common Stock (for a total of l,424,399 shares of Common Stock) and an additional 25,773 Class B Warrants (for a total of 142,440 Class B Warrants) for an aggregate additional purchase price of $250,000 and (y) Brandon No. 1 will acquire an additional 515,464 shares of Common Stock (for a total of 1,426,116 shares of Common Stock) and an additional 51,546 Class B Warrants (for a total of 142,611 Class B Warrants) for an additional purchase price of $500,000.

The per share price of the Common Stock on the date of the Closing is subject to certain adjustments and, consequently, the aggregate number of shares issued to the Partnerships may be increased or decreased.  Pursuant to the Purchase Agreement, the NTAV as determined for purposes of the provisional issuance of shares of Common Stock and Class B Warrants at the Closing will be audited and reviewed by Laventhol & Horwath, an independent auditor (“L&H”), to determine any necessary adjustments required by the final determinations of, among other things, certain estimated fees and expenses deducted from the NTAV (See Item 4(a) below for a description of such adjustments).

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In addition, the Company and CVI have agreed to indemnify the Partnerships for certain losses in excess of $25,000 by issuing, or causing to be issued, to the Partnerships, additional shares of Common Stock having an aggregate per share value equal to such losses (See 4(a) below for a description of the indemnification rights of the Partnerships).

The funds used to purchase the Common Stock and Class B Warrants were comprised of the working capital of the respective Partnerships and the personal funds of the Designees.  Pursuant to a Letter and Lien and Set-Off dated November 5, 1990 (the “Lien Letter”) issued by Brandon No. 2 to Swiss Bank Corporation (“Swiss Bank”), Brandon No. 2 has pledged to Swiss Bank the 3,917,526 shares of Common Stock purchased by it to secure a loan in the principal amount of U.S. $3,800,000 made by Swiss Bank to a limited partner of Brandon No. 2 to finance the purchase by such limited partner of limited partnership interests in Brandon No. 2.

A true copy of the Lien Letter is attached hereto as Exhibit 3 and is incorporated herein by reference.  Any description set forth in this statement on Schedule 13D of the terms and conditions of the Lien Letter is qualified in its entirety by such reference.

Item 4.                                     Purpose of the Transaction.

The shares of Common Stock presently beneficially owned by each of the Partnerships, Brandon Securities, Sacks and Schlosberg were acquired and are being held for investment purposes.

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(a)                                  The price per share of Common Stock is subject to certain post-closing adjustments under the Purchase Agreement that may result in the Partnerships either (i) being issued additional shares of Common Stock and Class B Warrants or (ii) returning shares of Common Stock and Class B Warrants issued to them to the Company for cancellation.

Continental must provide a post-Merger balance sheet (the “Balance Sheet”) as of the date of the Closing to L&H.  L&H will audit and review the Balance Sheet and prepare an adjustment statement calculating the number of shares of Common Stock and Class B Warrants to which the Partnerships are entitled based on the Balance Sheet as adjusted to reflect final determinations with respect to the costs and expenses of the Merger and the transactions contemplated by the Purchase Agreement.

In addition, pursuant to the Purchase Agreement, the Company must issue additional shares of Common Stock to the Partnerships to indemnify them for certain losses and claims.  The Company and CVI have agreed to indemnify the Partnerships for, among other things, any breach of representations and warranties of the Company, Continental or CVI contained in the Purchase Agreement and for certain claims arising from or relating to the Purchase Agreement or the Merger and the transactions contemplated thereby.

In the case of a breach of a representation in the Purchase Agreement or any other claim for indemnification which

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arises prior to October 31, 1991, the Partnerships will be issued an additional number of shares of Common Stock, valued at the purchase price therefor under the Purchase Agreement, in the aggregate equal to the amount of the Indemnifiable losses in excess of $25,000.

The Company has granted irrevocable options to purchase 187,500 shares of Common Stock to each of Schlosberg and Sacks.  The options were granted to (i) Sacks pursuant to an Option Agreement (the “Sacks Agreement”), dated as of November 8, 1990, between the Company and Socks, and (ii) Schlosberg pursuant to an Option Agreement (the “Schlosberg Agreement”), dated as of November 8, 1990, between the Company and Schlosberg (the Sacks Agreement and the Schlosberg Agreement being hereinafter sometimes referred to collectively as the “Option Agreements”).

True copies of the Sacks Agreement and the Schlosberg Agreement are attached hereto as Exhibit 4 and Exhibit 5, respectively, and are incorporated herein by reference.  Any description set forth in this statement on Schedule 13D of the terms and conditions of any of the Option Agreements is qualified in its entirety by such reference.

Pursuant to the Option Agreements, the options may be exercised for a period of six years expiring on November 8, 1996 at a per share price of $l.875 subject to certain adjustments.

(b)                                 The Company is seeking to locate a suitable

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acquisition candidate (See Item 4(f) below for a description of the Company’s business plans).  Although a specific candidate has not been identified, the acquisition of an operating business may be structured as a merger, or a purchase of stock or assets and may be financed through the use of the Company’s working capital, the issuance of debt or equity securities of the Company or through the use of loans from financial institutions or by a combination of the foregoing.

(c)                                  Pursuant to the Purchase Agreement, CVI has certain indemnification obligations, including an obligation to indemnify certain of its and Continental’s officers, directors, employees and agents against losses arising out of the actions taken by CVI and Continental in connection with the Merger and the transactions contemplated by the Purchase Agreement.  The Company has agreed to make available up to $250,000 to meet those indemnification obligations in the event that CVI does not have sufficient funds, but which amount may not be used for the benefit of CVI or its creditors (see Section 6(f) of the Purchase Agreement).

None of the members of the Group has any present plan or proposal to sell or transfer a material amount of the assets of the Company or CVI other than the use of working capital to purchase operating businesses as described in Item 4(f) below.

(d)                                 Not Applicable.

(e)                                  Not Applicable.

(f)                                    The Company is considering acquisition candidates which have annual operating revenues of more than $5,000,000,

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although acquisition candidates with lower revenues will be considered if other factors exist which commend the acquisition candidate.  Depending upon the size of the target(s) and the cost(s) of the acquisition(s), and although no assurances can be given, it is contemplated that the Company will enter into one or more acquisition transactions in the 12-month period following the Closing.  These transactions may be effected either by a merger or by the purchase of stock or assets, depending upon the acquisition candidates available and the respective requirements of the parties, and will likely include the addition of incumbent management personnel.  Although no specific criteria have been established, companies with a history of profitability will be considered, although other companies will also be considered where other factors exist which commend such candidates such as recent profitability or a recent improvement in operations or perceived potential or if the candidate is engaged in a line of business considered to be strategic in relation to other businesses acquired or to be acquired by the Company.  It is expected that the Company will explore acquisitions, among others, in the paper and packaging industry because of Schlosberg’s experience in that industry; however, acquisitions in other industries may also be pursued under certain circumstances.  Thus, no assurances can be made regarding the business in which any potential acquisition candidate may be engaged.

(g)                                 Not Applicable.

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(h)                                 Not Applicable.

(i)                                     Not Applicable.

(j)                                     Not Applicable.

Item 5.                                     Interest In Securities of Issuer.

(a)                                  As of the date hereof, the aggregate number and percentage of Common Stock beneficially owned by Channel, Brandon No. 1, Brandon No. 2, Sacks and Schlosberg, is 7,819,845(2) shares of Common Stock or 92.5% of the approximately 8,448,382(3) shares of Common Stock issued and outstanding as of the date of the Closing.  As of the date hereof, each of Channel, Brandon No. 1 and Brandon No. 2 directly beneficially own 1,566,839(4) shares or 18.6% of the Common Stock, 1,568,727(5) shares or 18.6% of the Common Stock, and 4,309,279(6) shares or 51% of the Common Stock, respectively.  As of the date hereof, the aggregate number and

(2)                                  Includes (i) 676,804 shares or 8.0% of the Common Stock, issuable upon exercise of Class B Warrants (including shares of the Common Stock and Class B Warrants held in escrow, (ii) 187,500 shares or 2.2% of Common Stock issuable upon the exercise of the options granted pursuant to the Sacks Agreement, and (iii) 187,500 shares or 2.2% of the Common Stock, issuable upon the exercise of the options granted pursuant to the Schlosberg Agreement.

(3)                                  See Footnote 2.

(4)                                  Includes 142,440 shares or 1.7% of the Common Stock, issuable upon the exercise of the Class B Warrants.

(5)                                  Includes 142,611 shares or 1.7% of the Common Stock, issuable upon the exercise of Class B Warrants.

(6)                                  Includes 391,753 shares or 4.6% of the Common Stock, issuable upon the exercise of Class B Warrants.

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percentage of Common Stock which is held in escrow beneficially owned by Channel and Brandon No. 1 is 850,515(6c) shares or 10% of the Common Stock.  As of the date hereof, with respect to the escrowed Common Stock and Class B Warrants, each of Channel and Brandon No. 1 directly beneficially own 283,505(6a) shares or 3.3% of the Common Stock, and 5,670,160(6b) shares or 6.7% of the Common Stock, respectively.

As of the date hereof, Schlosberg beneficially owns an aggregate of 7,632,345(7) shares or 90.3% of the Common Stock.  The nature of his beneficial ownership is as follows: (i) 187,500 shares or 2.2% of the Common Stock, which is owned directly upon exercise of all of the options granted pursuant to the Schlosberg Agreement, (ii) 1,566,839 shares(8) or 18.6% of the Common Stock, which is owned indirectly by virtue of his position as the sole general partner of Channel, (iii)

(6a)                             Includes 25,773 shares or .31% of the Common Stock, issuable upon the exercise of the escrowed Class B Warrants.

(6b)                            Includes 51,546 shares or .61% of the Common Stock, issuable upon the exercise of the escrowed Class B Warrants.

(6c)                             Includes 77,319 shares or .92% of the Common Stock, issuable upon the exercise of the escrowed Class B Warrants.

(7)                                  See Footnotes 4, 5 and 6 and Footnotes 6a, 6b and 6c and the text accompanying such Footnotes.  Also includes 187,500 shares or 2.2% of the Common Stock, issuable upon the exercise of the options granted pursuant to the Schlosberg Agreement.

(8)                                  See Footnote 4 and Footnote 6a and the text accompanying such Footnote.

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l,568,727(9) shares or 18.6% of the Common Stock, which is owned indirectly by virtue of his position as one of the general partners of Brandon No. 1 and as the controlling person of Brandon Securities, and (iv) 4,309,279(10) shares or 51% of the Common Stock, which is owned indirectly by virtue of his position as one of the general partners of Brandon No. 2 and as the controlling person of Brandon Securities, another general partner of Brandon No. 2.

As of the date hereof, Sacks beneficially owns an aggregate of 6,065,506(11) shares or 71.8% of the Common Stock.  The nature of his beneficial ownership is as follows: (i) 187,500 shares or 2.2% of the Common Stock, which is owned directly upon exercise of all of the options granted pursuant to the Sacks Agreement; (ii) 1,568,727(12) shares or 18.6% of the Common Stock, which is owned indirectly by virtue of his position as one of the

(9)                                  See Footnote 5 and Footnote 6b and the text accompanying such Footnote.

(10)                            See Footnote 6.

(11)                            See Footnotes 4, 5 and 6 and Footnotes 6a, 6b and 6c and the text accompanying such Footnotes.  Also, includes 187,500 shares or 2.2% of Common Stock issuable upon the exercise of the options granted pursuant to the Sacks Agreement.

(12)                            See Footnote 5 and Footnote 6b and the text accompanying such Footnote.

(13)                            See Footnote 6.

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general partners of  Brandon No. 1, and (iii) 4,309,279(13) shares or 51% of the Common Stock, which is owned indirectly by virtue of his position as one of the general partners of Brandon No. 2.

As of the date hereof, Brandon Securities indirectly beneficially owns 5,878,006(14) shares or 69.6% of the Common Stock, which is owned by virtue of its position as one of the general partners of Brandon No. 1 and Brandon 2.

As of the date hereof, none of Channel Management or its controlling person, executive officers, or directors own beneficially, whether directly or indirectly, any shares of Common Stock.

Each of the members of the Group disclaims beneficial ownership of the Common Stock held on behalf of the other reporting persons other than, in the case of Sacks, the Common Stock and Class B Warrants held by Brandon No. 1 and Brandon No. 2, in the case of Schlosberg, the Common Stock and Class B Warrants held by Channel, Brandon No. 1 and Brandon No. 2, and, in the case of Brandon Securities, the Common Stock and Class B Warrants held by Brandon No. 1 and Brandon No. 2.

(b)                                 Channel has the sole power to vote and dispose of 1,566,839 shares or 18.6% of the Common Stock, which is directly beneficially owned by it.  Brandon No. 1 has sole power to vote and dispose of 1,568,727 shares or 18.6% of the Common Stock, which is directly beneficially owned by it.  Brandon No. 2 has sole power to vote and dispose of 4,309,279

(14)                            See Footnotes 5 and 6 and Footnote 6b and the text accompanying such Footnote.

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shares or 51% of the Common Stock, which is directly beneficially owned by it.  Schlosberg may be deemed (i) to have sole power to vote and dispose of 187,500 shares or 2.2% of the Common Stock, which is directly beneficially owned by him, (ii) to have sole power to vote and dispose of all of the 1,566,839 shares or 18.6% of the Common Stock, which is directly beneficially owned by Channel by virtue of his position as the sole general partner of Channel, (iii) to have shared power to vote and dispose of all of the 1,568,727 shares or 18.6% of the Common Stock, which is directly beneficially owned by Brandon No. 1 by virtue of his position as one of the general partners of Brandon No. 1 and as a controlling person of Brandon Securities, also one of the general partners of Brandon No. 1, and (iv) to have shared power to vote and dispose of all of the 4,309,279 shares or 51% of the Common Stock, which is directly beneficially owned by Brandon No. 2 by virtue of his position as one of the general partners of Brandon No. 2 and the controlling person of Brandon Securities, also one of the general partners of Brandon No. 2.  Sacks may be deemed (i) to have sole power to vote and dispose of 187,500 shares or 2.22% of the Common Stock, which is directly beneficially owned by him, (ii) to have shared power to vote and dispose of all of the 1,568,727 shares or 18.6% of the Common Stock, which is directly beneficially owned by Brandon No. 1 by virtue of his position as one of the general partners of Brandon No. 1, and (iii) to have shared power to vote and

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dispose of all of the 4,309,279 shares or 51% of the Common Stock, which is directly beneficially owned by Brandon No. 2 by virtue of his position as one of the general partners of Brandon No. 2.  Brandon Securities may be deemed (i) to have shared power to vote and dispose of all of the 1,568,727 shares or 18.6% of the Common Stock, which directly beneficially owned by Brandon No. 1 by virtue of its position as one of the general partners of Brandon No. 1 and (ii) to have shared power to vote and dispose of all of the 4,309,279 shares or 51% of the Common Stock, which is directly beneficially owned by Brandon No. 2 by virtue of its position as one of the general partners of Brandon No. 2.  None of Channel Management or its controlling person, executive officers or directors has sole or shared power to vote or direct the vote or dispose or direct the disposition of the Common Stock.

(c)                                  See Item 3 for a description of the purchase of shares of Common Stock and Class B Warrants, including shares of Common Stock and Class B Warrants held in escrow, by the Partnerships.  As described in Items 3 and 4(a) above, the per share purchase price will be subject to certain post-closing adjustments that may result in an increase or decrease in the actual amount of Common Stock purchased and Class B Warrants received by the Partnerships.

Item 6.            Contracts, Arrangements, Understandings or
Relationships with Respect to Securities of the Issuer.

True copies of the Amended and Restated Agreement of

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Limited Partnership of Channel Limited Partnership, dated as of November 8, 1990, among Schlosberg, as general partner, and those persons named in Exhibit A thereto as the limited partners (the “Channel Partnership Agreement”), the Amended and Restated Agreement of Limited Partnership of Brandon Limited Partnership No. 1, dated as of November 8, 1990, among Sacks, Schlosberg and Brandon Securities, as general partners, and those persons named in Exhibit A thereto as the limited partners (the “Brandon No. 1 Partnership Agreement”), and the Amended and Restated Agreement of Limited Partnership of Brandon Limited Partnership No. 2, dated as of November 8, 1990, among Sacks, Schlosberg and Brandon Securities, as the general partners, and those persons named in Exhibit A thereto as the limited partners (the “Brandon No. 2 Partnership Agreement”), are attached hereto as Exhibit 6, Exhibit 7 and Exhibit 8, respectively, and are incorporated herein by reference.  Any description set forth in this statement on Schedule l3D of the terms and conditions of the Channel Partnership Agreement, the Brandon No. 1 Partnership Agreement and the Brandon No. 2 Partnership Agreement is qualified in its entirety by such reference.

The Channel Partnership Agreement provides, among other things, that after expiration of 65 days from the date of the Closing, each limited partner is entitled to require Channel to allot and distribute to the limited partners a certain number of Class B Warrants and shares of Common Stock

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(See Article V of the Channel Partnership Agreement).

The Brandon No. 1 Partnership Agreement provides, among other things, (i) that sixty-five days after the date of the Closing (A) each limited partner and each general partner, except for Sacks, has the right to require Brandon No. 1 to allot and distribute to them a certain number of Class B Warrants and (B) Schlosberg has the right to require Brandon No. 1 to allot and distribute to him or his designees a certain number of shares of Common Stock and (ii) that one year after the date of Closing, Sacks is entitled to require Brandon No. 1 to allot and distribute to him a certain number of Class B Warrants and shares of Common Stock (See Article V of the Brandon No. 1 Partnership Agreement).

The Brandon No. 2 Partnership Agreement provides, among other things, (i) that sixty-five days after the date of the Closing (A) each limited partner and each general partner, except for Sacks, has the right to required Brandon No. 2 to allot and distribute to them a certain number of Class B Warrants and (B) each limited partner has the right to require Brandon No. 2 to allot and distribute to them a certain number of shares of the Common Stock, and (ii) that one year after the date of Closing, Sacks is entitled to require Brandon No. 2 to allot and distribute to him a certain number of Class B Warrants (See Article V of the Brandon No. 2 Partnership Agreement).

The Brandon No. 2 Partnership Agreement also provides

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that upon the request of a limited partner, the general partners will pledge shares of Common Stock held by Brandon No. 2 as security for any obligations or indebtedness incurred by a limited partner (See Section 6.2 of the Brandon No. 2 Partnership Agreement).  In the event that shares of Common Stock are pledged by Brandon No. 2 in favor of a financial institution as security for borrowings of the Brandon No. 2 Partnership or its limited partners, upon the occurrence of an event of default entitling the financial institution to sell the pledged securities, the Company may be required to register the pledged securities under the Securities Act of 1933, as amended (the “Securities Act”), on the written request of the financial institution to be given on or after January 12, 1991 but before November 8, 1991 (See Section 8.6 of the Brandon No. 2 Partnership Agreement; see also Section 6(i) of the Purchase Agreement as set forth in Amendment No. 2).

As described in Item 3 above, Brandon No. 2 has pledged its Class B Warrants and Common Stock to Swiss Bank pursuant to the Lien Letter (Exhibit 3).

A Subscription Agreement - Power of Attorney between Channel and each of its limited partners (each a “Channel Subscription Agreement”), a Subscription Agreement - Power of Attorney, between Brandon No. 1 and each of its limited partners (each a “Brandon No. 1 Subscription Agreement”), and a Subscription Agreement - Power of Attorney between Brandon No. 2 and each of its limited partners (each a “Brandon No. 2

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Subscription Agreement”), have been entered into in the forms attached hereto as Exhibit 9, Exhibit 10 and Exhibit 11, respectively, and are incorporated herein by reference.  Any description set forth in this statement on Schedule 13D of the terms and conditions of the Channel Subscription Agreement, the Brandon No. 1 Subscription Agreement and the Brandon No. 2 Subscription Agreement is qualified in its entirety by such reference (the Channel Subscription Agreement, the Brandon No. 1 Subscription Agreement and the Brandon No. 2 Subscription Agreement are hereinafter sometimes collectively referred to as the “Subscription Agreements”).

Each of the Subscription Agreements, among other things, prohibits the limited partners of the Partnerships from selling, transferring or otherwise disposing of their interests in the Partnerships or any shares of Common Stock derived therefrom for a period of twelve months after the date of the Closing.  Each of the Subscription Agreements further prohibits the general partners and the limited partners of the Partnerships from selling shares of Common Stock and Class B Warrants received in a distribution into the United States or to a U.S. national or resident for a period of twelve months after the date of the Closing (and, in the case of Common Stock derived from Class B Warrants, for twelve months following receipt of shares of such Common Stock), or such shorter period as may be applicable in accordance with applicable rules and regulations of the SEC, and following such twelve-month period,

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the limited partners may only sell such securities in the United States or to U.S. nationals or residents in compliance with the Securities Act (See paragraphs 8 and 9 of each Subscription Agreement; see also Article V of each Partnership Agreement).  Each of the Subscription Agreements also provides for the liquidation and dissolution of the related Partnership upon the occurrence of certain events and the distribution of its remaining assets in kind.

Pursuant to their respective Subscription Agreements, each limited partner of Brandon No. 1 and Brandon No. 2 has executed an Irrevocable Proxy (each a “Proxy” and collectively, the “Proxies”) in favor of Sacks and Schlosberg, in the forms attached hereto as Exhibit 12 and Exhibit 13, respectively, and incorporated herein by reference.  Any description set forth in this statement on Schedule 13D of the terms and conditions of the Proxies is qualified in its entirety by such reference.

Each of the Proxies irrevocably appoint Sacks and Schlosberg to act as attorneys-in-fact for the limited partners to vote any shares of Common Stock distributed to the limited partners upon the liquidation, under certain circumstances, of Brandon No. 1 or Brandon No. 2, as the case may be.  The Proxies expire upon the earlier to occur of (i) December 3l 1993, or (ii) the date of the transfer of all of the related Common Stock by the limited partners.

As previously described in Item 4(a) above, Sacks and the Company have entered into the Sacks Agreement (Exhibit 5) and Schlosberg and the Company have entered into the Schlosberg

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Agreement (Exhibit 6).

In addition to granting options to acquire Common Stock, the Option Agreements require the Company to register shares of Common Stock acquired by Sacks and Schlosberg pursuant to their respective Options Agreements.  At the option of Sacks and Schlosberg, acting together, on one occasion at any time on or prior to November 8, 1996, the Company will, at its expense, register such shares under the Securities Act.  Sacks and Schlosberg may also have such shares included in a registration by the Company of Common Stock held by the Partnerships (see Section 6 of each Option Agreement).

The Purchase Agreement also requires the Company, at the option of the Partnerships, on one occasion at any time after two years following the date of the closing, to register an amount equal to 1/3 of the purchased shares less 250,000 shares of Common Stock (see Section 5 of the Purchase Agreement).

The Common Stock purchased by the Partnerships pursuant to the Purchase Agreement was issued to Partnerships without registration under the Securities Act in reliance on the SEC’s position that registration under the Securities Act is not required for a foreign offering of securities made in a manner reasonably designed to ensure that such securities will come to rest outside of the united States.  The Partnerships have agreed that for a period of twelve months after the date of Closing, they will not, directly or indirectly, offer to sell, resell, or deliver or redeliver their respective shares

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of Common Stock into the United States unless they are transferred pursuant to an effective registration statement or in compliance with Regulation S promulgated under the Securities Act (see Section 5 of the Purchase Agreement).

Item 7.                                     Materials to be Filed as Exhibits.

1.                                       Group Filing Agreement referred to in the Introduction hereof.

2.                                       Purchase Agreement referred to in items 3, 4, 5 and 6 hereof.

3.                                       Lien Letter referred to in Items 3 and 6 hereof.

4.                                       Sacks Agreement referred to in Items 4(a), 5 and 6 hereof.

5.                                       Schlosberg Agreement referred to Items 4(a), 5 and 6 hereof.

6.                                       Channel Partnership Agreement referred to in Item 6 hereof.

7.                                       Brandon No. 1 Partnership Agreement referred to in Item 6 hereof.

8.                                       Brandon No. 2 Partnership Agreement referred to in Item 6 hereof.

9.                                       Channel Subscription Agreement referred to in Item 6 hereof.

10.                                 Brandon No. 1 Subscription Agreement referred to in Item 6 hereof.

11.                                 Brandon No. 2 Subscription Agreement referred to in Item 6 hereof.

12.                                 Brandon No. 1 Proxy Agreement referred to in Item 6 hereof.

13.                                 Brandon No. 2 Proxy Agreement referred to in Item 6 hereof.

14.                                 Power of Attorney.

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SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  November 21, 1990.

BRANDON SECURITIES LIMITED		BRANDON LIMITED PARTNERSHIP NO. 1

By:	/s/ RODNEY CYRIL SACKS	By:	/s/ RODNEY CYRIL SACKS
	Name: Rodney Cyril Sacks		Name: Rodney Cyril Sacks
	Title: a Director		Title: General Director

By:	/s/ RODNEY CYRIL SACKS	BRANDON LIMITED PARTNERSHIP NO. 2
Rodney Cyril Sacks,
Individually

		By:	/s/ RODNEY CYRIL SACKS
Name: Rodney Cyril Sacks,
/s/ HILTON HILLER SCHLOSBERG			Title: General Partner
Hilton Hiller Schlosberg,
Individually		CHANNEL LIMITED PARTNERSHIP

		By:	/s/ HILTON HILLER SCHLOSBERG
Name: Hilton Hiller Schlosberg
Title: General Partner

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SCHEDULE A

I.                                         Controlling Person, Executive Officers, and

                                                Directors of Channel Management Limited

The business address of each of the executive officers and directors of Channel Management, Inc. is P.O. Box 71, Craigmuir Chambers, Tortola, British Virgin Islands.  The business address of the controlling person, Riverdale Limited, is as stated in Part II to this Schedule.

Name		Principal Occupation or Employment	Citizenship

A.	Directors
	Douglas Victor Dawe	Director of Channel Management	England

	Pamela Dawe	Director of Channel Management	England

	Donald Vernon Willis	Director of Channel Management	England

B.	Officers
	Douglas V. Dawe	President of Channel Management	England

	Pamela Dawe	Secretary of Channel Management	England

C.	Controlling Persons
	Riverdale Limited	Administrative Services	Channel Islands

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II.                                     Controlling Person, Executive Officer and Director of Riverdale Limited

The business address of Riverdale Limited and each of the executive officer, director and control person of Riverdale Limited is:

P.O. 124 Le Marchant House
Le Marchant Street
St. Peter Port
Guernsey, Channel Islands

Name		Principal Occupation or Employment	Citizenship
A.	Directors
	Leonard W. Durham	Director of Riverdale Limited	South Africa

B.	Officers
	Leonard W. Durham	Director of Riverdale Limited	South Africa

C.	Controlling Person
	Leonard W. Durham	Director of Riverdale Limited	South Africa

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INDEX OF EXHIBITS

Exhibit No.	Description	Page of this Schedule
1.	Group Filing Agreement referred to in the Introduction hereof.	40

2	Purchase Agreement referred in Items 3, 4, 5 and 6 hereof	Filed as Exhibit 2(a) to the registration statement .(No. 3335796) on Form S-4

3	Lien Letter referred to in Items 3 and 6 hereof	45

4	Sacks Agreement referred to in Items 4(a), 5 and 6 hereof	49

5	Schlosberg Agreement referred to in Items 4(a), 5 and 6 hereof	57

6	Channel Partnership Agreement referred to in Item 6 hereof	65

7	Brandon No. 1 Partnership Agreement referred to in Item 6 hereof	94

8	Brandon No. 2 Partnership Agreement referred to in Item 6 hereof	130

9	Channel Subscription Agreement referred to in Item 6 hereof	263

10	Brandon No. 1 Subscription Agreement referred to in Item 6 hereof	176

11	Brandon No. 2 Subscription Agreement referred to in Item 6 hereof	194

12	Brandon No. 1 Proxy Agreement referred to in Item 6 hereof	217

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13	Brandon No. 2 Proxy Agreement referred to in Item 6 hereof	220

14	Power of Attorney	223

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